SIFCO Industries, Inc. (“SIFCO”) Announces
Second Quarter Fiscal 2015 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its second quarter of fiscal year 2015, which ended March 31, 2015.

Second Quarter

•	Net sales from continuing operations in second quarter fiscal 2015 decreased 15.3% to $24.6 million, compared to $29.0 million in second quarter fiscal 2014.

•	Loss from continuing operations before income tax provision in second quarter fiscal 2015 was $1.2 million compared with income of $2.4 million in second quarter fiscal 2014.

•
Loss from continuing operations for second quarter fiscal 2015 was $0.9 million, or $0.16 per diluted share, compared with income of $1.5 million, or $0.28 per diluted share, in second quarter fiscal 2014.

First Six Months

•	Net sales from continuing operations in the first six months of fiscal 2015 decreased 19.8% to $44.7 million, compared to $55.7 million in the comparable period in fiscal 2014.

•	Loss from continuing operations before income tax provision in the first six months of fiscal 2015 was $3.1 million compared with income of $4.0 million in the comparable period in fiscal 2014.

•
Loss from continuing operations in the first six months of fiscal 2015 was $2.2 million, or $0.41 per diluted share, compared with income of $2.7 million, or $0.49 per diluted share, in the comparable period in fiscal 2014.

Chairman and CEO Michael S. Lipscomb stated, “The Company continued to experience the slow start that began in the first quarter of fiscal 2015. The energy business lost a major customer in the first quarter of fiscal 2015 due to the customer moving approximately 10% of SIFCO’s fiscal 2014 revenue to offshore resources. It is anticipated that the expected addition of C Blade will provide the breadth of product and capability to rekindle the energy business. SIFCO also experienced delay in raw material availability, which impacted revenue in the second quarter as it did during the first quarter. Availability of the needed raw material improved late in the second quarter. The Company also completed the sale of the land and building related to the Repair Group’s discontinued operations, the gain on which, was offset by the continued absorption of costs associated with enterprise-wide initiatives, a non-recurring severance payment due to the departure of a former executive officer, and costs associated to the Company’s anticipated acquisition of C Blade S.pA. As such, the above items continued to impact the bottom line. All these efforts, as previously stated, are necessary endeavors to build a platform for the future. Our target markets, aerospace and energy, have fared well overall, and we continue to have a positive outlook for the potential growth of these markets."

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2014 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

The Company is engaged in the production of forgings and machined components primarily in the Aerospace and Energy markets. The processes and services and services include heat-treating and machining. The Company operates under one segment.

Second Quarter Ended March 31
(Amounts in thousands, expect per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Net sales	$24,615	$29,044	$44,695	$55,696
Cost of goods sold	20,914	22,740	37,992	43,822
Gross profit	3,701	6,304	6,703	11,874
Selling, general and administrative expenses	4,486	3,444	8,930	6,902
Amortization of intangible assets	520	545	1,040	1,090
Loss (gain) on disposal of operating assets	2	—	2	(2)
Operating income (loss)	(1,307)	2,315	(3,269)	3,884
Interest income	(3)	(5)	(7)	(9)
Interest expense	48	51	108	136
Foreign currency exchange (gain) loss, net	(48)	(1)	(57)	6
Other income, net	(107)	(108)	(214)	(217)
Income (loss) from continuing operations before income tax provision (benefit)	(1,197)	2,378	(3,099)	3,968
Income tax provision (benefit)	(334)	867	(894)	1,303
Income (loss) from continuing operations	(863)	1,511	(2,205)	2,665
Income (loss) from discontinued operations, net of tax	799	(85)	736	(292)
Net income (loss)	$(64)	$1,426	$(1,469)	$2,373

Income (loss) per share from continuing operations
Basic	$(0.16)	$0.28	$(0.41)	$0.49
Diluted	$(0.16)	$0.28	$(0.41)	$0.49

Income (loss) per share from discontinued operations, net of tax
Basic	$0.15	$(0.02)	$0.14	$(0.05)
Diluted	$0.15	$(0.02)	$0.14	$(0.05)

Net income (loss) per share
Basic	$(0.01)	$0.26	$(0.27)	$0.44
Diluted	$(0.01)	$0.26	$(0.27)	$0.44

Weighted-average number of common shares (basic)	5,438	5,407	5,430	5,393
Weighted-average number of common shares (diluted)	5,446	5,423	5,447	5,415

Contacts
SIFCO Industries, Inc.
Thomas R. Kubera, 216-881-8600
www.sifco.com